dome

How it works FAQ

Invest in real estate without loans.

Dome makes it easy for you to own high value assets through co-investing instead of borrowing with high fees and interest.

Enter your email Join →



1. Browse properties

Browse commercial or residential opportunities to rent or flip, maximizing your real estate investment potential and portfolio growth.

2. Buy shares

Invest by purchasing fractional shares with co-investors. Simple and transparent co-ownership with no loans, no barriers, just shared return.

3. Earn passive income

Enjoy rental income and property appreciation, while benefiting from professional management and minimal hassle.



* Screenshots provided are for illustration purposes only and not indicative of actual expected returns.

Pass off all of the heavy lifting.

We save you time and money by taking care of the ownership and investment process. Our team handles the research, vetting, bookkeeping, acquiring the property, managing the property, tenant management, and selling the asset.

Join →



Renovation plans
3 complete / 2 in progress / 5 not started
All
Exterior (4)
Interior (3)
Plumbing (1)
Task 01
Remove carpet and install laminate flooring.
Task 02
Install new kitchen cabinets and granite countertops.
Task 03

Replace lenders with co-investors.

No interest or exorbitant fees

Become a real estate owner without ever borrowing a penny from lenders. We share profits with you so you never pay excessive up-front fees.

Purchase fractional ownership

Access properties that are broken into investable shares so you can co-own a diverse portfolio of income producing properties for a fraction of the total investment.



Invest with your community.

Invite your friends and family to invest with you as part of a team or, just allow them to take part in deals you're investing in.

Search for properties

Once your account is created and funded, you can view properties based

Invite your community

You can invest in deals with investors like you, or you can invite your friends and family to

Create a team

When you've invited people you know, you can work together to find opportunities and invest together.

dome

How it works?   FAQ

Receive notifications and gain early access to sought-after properties.

Enter your email   Join →

By joining you agree to our Privacy Policy

Privacy policy   Terms of service

This website is being used to "test the waters" for a potential offering of securities by Dome Capital LLC. No money or other consideration is being solicited at this time, and if sent in response, it will not be accepted. No offer to buy securities can be accepted, and no part of the purchase price can be received until the offering circular is filed with the Securities and Exchange Commission (SEC) and is declared qualified by the SEC. Any indication of interest in the potential offering involves no obligation or commitment of any kind. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities. Any such offer will only be made by means of an offering circular, filed with and qualified by the SEC, that meets the requirements of Regulation A.

investment return goals.

invest with.



Fix and flip

Real estate flips

Earn short-term returns with fully managed flips. We handle the research, vetting, acquisition, renovation, and re-sale (flip).

Join →



Buy and hold

Real estate rentals

Own income generating assets for a fraction of the total investment without any worry of management or maintenance.

Join →

Got questions?

We've got answers

- How does the profit-sharing model work with no interest ?
- What types of properties can I invest in through this app ?
- What is the minimum investment amount ?
- How liquid is my investment, and can I sell my shares ?
- What kind of information and analytics will I receive about my investments ?

dome

How it works? FAQ

Receive notifications and gain early access to sought-after properties.

Enter your email | Join →

By joining you agree to our Privacy Policy

Privacy policy Terms of service